Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Sinclair Broadcast Group, Inc. and in the related Prospectuses of our report dated March 3, 2009, with respect to (a) the consolidated balance sheet of Sinclair Broadcast Group, Inc. as of December 31, 2008, and the related consolidated statements of operations, equity (deficit), comprehensive income (loss) and cash flows for the years ended December 31, 2008 and 2007, before the effects of the adjustments to retrospectively apply the changes in accounting described in Note 1 to the consolidated financial statements (the 2008 and 2007 financial statements before the effects of the adjustments discussed in Note 1 are not presented herein) and (b) the financial statement schedule listed in the Index at Item 15(a) as of December 31, 2008 and 2007 and for the years then ended, included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

Registration Statement Number	Description

333-58135	Form S-8
333-12257	Form S-3
333-12255	Form S-3
333-43047	Form S-8
333-31569	Form S-8
333-31571	Form S-8
333-103528	Form S-8
333-129615	Form S-8
333-49543	Form S-3MEF
333-107575	Form S-3
333-152884	Form S-8
333-157786	Form S-3

/s/ Ernst & Young LLP

Baltimore, Maryland

March 5, 2010